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                                                                     EXHIBIT ___


                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION

         Rhonda F. Pederson and Steve P. Loomis hereby certify that:

         1. They are the President and Secretary, respectively, of CardioDynamics International Corporation, a California corporation.

         2. Article FOUR of the Articles of Incorporation of this corporation is amended in its entirety to read as follows:

                 "ARTICLE FOUR: The rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock and the holders thereof are as follows: (The "Redemption Date" as used herein shall be the first full business day after this corporation has received certificates evidencing shares of Preferred Stock which have turned in for redemption hereof.)

                          The Preferred shares shall be paid a noncumulative
                 annual dividend of $0.15 per share, prior to any payment of dividends to common stock during any fiscal year.

                          The holders of the Preferred shares shall be entitled
                 to all notices of shareholders' meetings and shall have voting rights equal with that of Common Stock, on a share for share basis, on all matters presented to shareholders for a vote.

                          In the event of the voluntary or involuntary
                 liquidation, dissolution or winding up of this corporation, the holders of the Preferred Stock shall have no liquidation preference, but shall be entitled to share pari passu with Common Stock in all liquidation proceeds, on a share for share basis.

                          During the period from October 8, 1993 through
                 October 7, 1995, this corporation shall have the option to call for redemption any part or all of the Preferred Stock, at a cash redemption price of Six Dollars Twenty-Five Cents ($6.25) per share. This corporation shall have the discretion to terminate this call option at any time by appropriate action of its Board of Directors.

                          Shares of Preferred Stock shall be redeemed between
                 January 23, 1996 and April 22, 1996 (the "Redemption Period") upon any Preferred Stockholder's tender of shares of Preferred Stock to this corporation, in exchange for one share of this corporation's Common Stock plus a cash sum equal to the aggregate of: (i) the proceeds from the sale of 0.1159 of a share of Helionetics, Inc. (net of brokerage commissions); plus (ii) the





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                 proceeds from the sale of 0.2222 of a share of Dallas Gold and
                 Silver Exchange, Inc. (net of brokerage commissions); plus
                 (iii) the proceeds from the sale of 0.0678 of a share of Excalibur Holding Corporation (net of brokerage commissions); and (iv) a sum equal to the value of any dividends or distributions received by this corporation between October 7, 1993 and January 23, 1996 and attributable to the percentage of a share set forth above for each security (the "Portfolio Securities"). All sales of Portfolio Securities by this corporation will take place through publicly recognized securities trading firms. This corporation shall utilize its best efforts to obtain a reasonable sales price in the market on the sale of Portfolio Securities and to structure the sales so as to minimize sales commissions by taking advantage of trading volume; however, this corporation shall have no liability whatsoever arising out of or related to market price fluctuations. This corporation will not liquidate any Portfolio Securities during the Redemption Period except as required by redemptions. In the event any of the Portfolio Securities is not publicly traded on the Redemption Date on a United States national securities exchange or the United
                 States over the counter securities market, the net proceeds of its sale shall be deemed to be -0- for purposes of this calculation. All certificates evidencing the Preferred shares which are surrendered pursuant to this redemption provision shall be appropriately cancelled on the books of this corporation, and the shares represented by such certificates may not be reissued by this corporation.

                          (a) At least thirty days' previous notice by mail, postage prepaid, shall be given to the holders of record of the Preferred shares of the commencement period during which they have the right to redeem, such notice to be addressed to each such shareholder at the address of such holder appearing on the books of this corporation or given by such holder to this corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of this corporation is located. Such notice shall state the period fixed for the right of redemption and the date of termination of the right of redemption, and shall explain to such holder how he may surrender to this corporation during said period at the place designated in the notice such holder's certificate or certificates representing the Preferred Shares to be redeemed. In order to exercise such right of redemption, each holder of Preferred shares shall surrender the certificate evidencing such shares to this corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price.





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                          (b)     If there shall occur any capital
                 reorganization or any reclassification of the capital stock of this corporation, or any consolidation or merger of this corporation with or into another corporation or the conveyance of all or substantially all of the assets of this corporation to another corporation, each Preferred share shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of Common shares of this corporation deliverable upon conversion of such Preferred share would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance plus a cash redemption price as calculated above; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred shares to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion of the Preferred shares.

                          (c) In case at any time this corporation shall subdivide or combine its outstanding shares of Common Stock pursuant to a stock split, reverse stock split, stock dividend or other similar event into a greater number of shares, at the same time a proportional adjustment shall be made in the number of shares of Common Stock to be delivered upon redemption of the Preferred Stock, as determined by the Board of Directors.

                          (d) This corporation shall at all times so long as the right to redemption remains outstanding, reserve and keep available out of its authorized but unissued Common shares, solely for the purpose of effecting the redemption of the Preferred shares, the full number of Common shares deliverable upon the redemption of all the Preferred shares from time to time outstanding. This corporation shall from time to time, in accordance with the laws of the State of California, increase the authorized amount of its Common shares if at any time the authorized number of Common shares remaining unissued shall not be sufficient to permit the redemption of all of the Shares at the time outstanding and entitled to redemption.


                          Notwithstanding the foregoing, on August 5, 1997 each
                 respective share of Preferred Stock shall be automatically and mandatorily converted into one share of Common Stock. No further Preferred Stock shall be issued."





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         3.  The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The current total number of outstanding shares of the corporation is 31,872,628 shares of Common Stock and 183,115 shares of Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50 percent of all outstanding shares, more than 50 percent of all outstanding shares of Common Stock, and more than 50 percent of all outstanding shares of Preferred Stock.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATED:  July 31, 1997


                                        /s/ RHONDA F. PEDERSON
                                       ________________________________________
                                       Rhonda F. Pederson, President

                                       /s/ STEVE P. LOOMIS
                                       ________________________________________
                                       Steve P. Loomis, Secretary





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